Exhibit 4.6

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 29, 2019, by and among Tempo Acquisition, LLC, a Delaware limited liability company (the “Issuer”). Tempo Acquisition Finance Corp., a Delaware corporation and a wholly-owned subsidiary of the Issuer (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an indenture (as amended, supplemented, and otherwise modified from time to time, the “Indenture”), dated as of May 1, 2017, providing for the issuance of $500,000,000 aggregate principal amount of 6.750% Senior Notes due 2025 (the “Initial Notes”), and the First Supplemental Indenture, dated as of November 27, 2017, to the Indenture providing for the issuance of an additional $180,000,000 aggregate principal amount of 6.750% Senior Notes due 2025 (together with the Initial Notes, the “Existing Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that Additional Notes ranking pari passu with the Initial Notes may be issued from time to time by the Issuers (subject to the Issuers’ compliance with Section 4.09 of the Indenture) without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and, except as set forth therein, shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing an additional $280,000,000 aggregate principal amount of 6.750% Senior Notes due 2025, having terms substantially identical in all material respects to the Existing Notes (the “Additional 2025 Notes” and, together with the Existing Notes, the “Notes”);

WHEREAS, the Issuers intend to use the net proceeds from the offering of the Additional 2025 Notes for general corporate purposes, including but not limited to funding the acquisition of Hodges- Mace, LLC pursuant to that certain securities purchase and merger agreement, dated as of June 28, 2019, by and among Trident H-M Holdings, Inc., the Blocker Sellers party thereto, Hodges Mace Holdings, LLC, Alight Solutions LLC, Hornet Merger Sub LLC and Stone Point Capital LLC, in its capacity as Sellers’ Representative (the “Proposed Acquisition”) and to pay related transaction fees and expenses; and

WHEREAS, Section 9.01 of the Indenture provides that, among other things, the Issuers, the Guarantors and the Trustee may supplement the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Notes. As of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, the Additional 2025 Notes, which constitute Additional Notes, under the Indenture, having terms substantially identical in all material respects to the Initial Notes, at an issue price of 101.250%, plus accrued and unpaid interest from June 1, 2019. The Existing Notes and the Additional 2025 Notes shall be treated as a single class for all purposes under the Indenture. The Additional 2025 Notes shall be substantially in the same form attached as Exhibit A to the Indenture.

(3) Special Mandatory Redemption. With respect to the Additional 2025 Notes only, Section 3.09 of the Indenture is hereby replaced with the following Sections 3.09 and 3.10:

Section 3.09. Mandatory Redemption. Except as provided in Section 3.10, the Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

Section 3.10. Special Mandatory Redemption.

(a) If the consummation of the Proposed Acquisition does not occur on or before October 28, 2019 (the “Outside Date”) or the Issuer notifies the Trustee in writing on or before the Outside Date that it will not pursue the Proposed Acquisition (each, a “Special Mandatory Redemption Trigger”), the Issuers shall be required to redeem all of the Additional 2025 Notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 100% of the initial offering price of the Additional 2025 Notes plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

(b) Notwithstanding Section 3.03 hereof, in the event that a Special Mandatory Redemption Trigger occurs and the Issuers become obligated to redeem all of the Additional 2025 Notes then outstanding pursuant to the Special Mandatory Redemption, the Issuers shall promptly, and in any event not more than five Business Days after the date on which the Special Mandatory Redemption Trigger occurred, deliver written notice to the Trustee and the Holders of the Special Mandatory Redemption and the date upon which the Additional 2025 Notes will be redeemed (the “Special Mandatory Redemption Date.” which date shall be no later than the third Business Day following the date of such notice). Unless the Issuers default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest shall cease to accrue on the Additional 2025 Notes to be redeemed.

(c) Notwithstanding the foregoing Sections 3.10(a) and (b), installments of interest on the Additional 2025 Notes that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date will be payable on such Interest Payment Dates to the registered Holders as of the close of business on the relevant Record Dates in accordance with the Additional 2025 Notes and the Indenture.

(d) Following the consummation of the Proposed Acquisition on or prior to the Outside Date, the provisions of this Section 3.10 relating to the Special Mandatory Redemption shall no longer be applicable to the Additional 2025 Notes. Upon consummation of the Proposed Acquisition, the Issuers shall deliver an Officer’s Certificate to the Trustee certifying as to consummation of the Proposed Acquisition.

(4) Events of Default. With respect to the Additional 2025 Notes only, the following clause (ix) is hereby added to Section 6.01(a):

(ix) the failure by the Issuers to consummate the Special Mandatory Redemption to the extent required by Section 3.10.

(5) Necessary Actions. Each of the Issuers and the Guarantors hereby represents and warrants that all actions necessary to give effect to this Supplemental Indenture have been taken.

(6) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(7) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(8) Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(9) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

(10) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

(11) Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuers, the Guarantors and the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TEMPO ACQUISITION, LLC, as Issuer

By:	/s/ Katie J. Rooney
Name:	Katie J. Rooney
Title:	Chief Financial Officer

TEMPO ACQUISITION FINANCE CORP., as Co-Issuer

By:	/s/ Katie J. Rooney
Name:	Katie J. Rooney
Title:	Chief Financial Officer

ALIGHT FINANCIAL ADVISORS, LLC ALIGHT SOLUTIONS BENEFIT PAYMENT SERVICES, LLC ALIGHT SOLUTIONS LLC CARLSON MANAGEMENT CONSULTING, LLC LIFE ACCOUNT, L.L.C., each as a Guarantor

By:	/s/ Katie J. Rooney
Name:	Katie J. Rooney
Title:	Chief Financial Officer

[Tempo Acquisition, LLC and Tempo Acquisition Finance Corp. – Fourth Supplemental Indenture Signature Page]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Tempo Acquisition LLC and Tempo Acquisition Finance Corp. – Fourth Supplemental Indenture Signature Page]